As filed with the Securities and Exchange Commission on March 31, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CareDx, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	94-3316839
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3260 Bayshore Boulevard

Brisbane, California 94005

(Address of principal executive offices, including zip code)

2014 Equity Incentive Plan

2014 Employee Stock Purchase Plan

(Full title of the plan)

Peter Maag, Ph.D.

President and Chief Executive Officer

CareDx, Inc.

3260 Bayshore Boulevard

Brisbane, California 94005

(415) 287-2300

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Michael J. Danaher

Asaf H. Kharal

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2014 Equity Incentive Plan	714,150 (2)	$5.67 (4)	$4,049,230.50	$470.52
Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2014 Employee Stock Purchase Plan	267,800 (3)	$4.82 (5)	$1,290,796.00	$149.99
TOTAL:			$5,340,062.50	$620.51

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2014 Equity Incentive Plan (the “2014 Plan”) and the 2014 Employee Stock Purchase Plan (the “2014 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Represents additional shares of Common Stock that were automatically added to the shares authorized for issuance under the 2014 Plan pursuant to an “evergreen” provision contained in the 2014 Plan.
(3)	Represents additional shares of Common Stock that were automatically added to the shares authorized for issuance under the 2014 ESPP pursuant to an “evergreen” provision contained in the 2014 ESPP.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of $5.67, the average of the high and low price of the registrant’s Common Stock as reported on the NASDAQ Global Market on March 30, 2015.
(5)	Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of $5.67, the average of the high and low price of the registrant’s Common Stock as reported on the NASDAQ Global Market on March 30, 2015. Pursuant to the 2014 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of the common stock on (i) the first trading day of the offering period or (ii) the exercise date.

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8, this Registration Statement is filed by CareDx, Inc. (the “Registrant”) for the purpose of registering additional shares of Common Stock under the 2014 Plan and the 2014 ESPP.

The 2014 Plan provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2014 Plan on January 1 of each calendar year. The number of shares of Common Stock added each year will be equal to the least of: (a) 357,075 shares of Common Stock (b) four percent (4.0%) of the total number of shares of capital stock outstanding on the last day of the immediately preceding fiscal year; or (c) such number of shares of Common Stock that may be determined each year by the Registrant’s board of directors provided that such determination is made no later than the last day of the immediately preceding fiscal year.

The 2014 ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2014 Plan on January 1 of each calendar year. The number of shares of Common Stock added each year will be equal to the least of: (a) 133,900 shares of Common Stock (b) one and one-half percent (1 1⁄2%) of the total number of shares of capital stock outstanding on the last day of the immediately preceding fiscal year; or (c) such number of shares of Common Stock that may be determined each year by the Registrant’s board of directors.

This registration statement on Form S-8 is being filed to register (i) an aggregate total of 714,150 shares of Common Stock of the Registrant issuable under the 2014 Plan, of which 357,075 became issuable under the 2014 Plan on January 1, 2015 and 357,075 shares are expected to become issuable under the 2014 Plan on January 1, 2016 and (ii) an aggregate total of 267,800 shares of Common Stock of the Registrant issuable under the 2014 ESPP, of which 133,900 became issuable under the 2014 ESPP on January 1, 2015 and 133,900 shares are expected to become issuable under 2014 ESPP on January 1, 2016.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Except for Item 5 “Interests of Named Experts and Counsel,” Item 8 “Exhibits” and Item 9 “Undertakings,” this registration statement incorporates by reference the contents of the registration statement on Form S-8, File No. 333-197493, filed by the Registrant on July 18, 2014 relating to the Registrant’s 2014 Plan and the Registrant’s 2014 ESPP (the “Prior Registration Statement”).

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a)	The Prior Registration Statement;

(b)	The Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2015; and

(c)	The Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 4, 2015, March 4, 2015, March 10, 2014 and March 17, 2015.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of (i) the Prior Registration Statement and (ii) this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

Certain members of, and investment partnerships comprised of members of, and persons associated with, Wilson Sonsini Goodrich & Rosati, Professional Corporation, own an aggregate of 23,490 shares of our common stock as of March 31, 2015.

Item 8. Exhibits.

See Exhibit Index immediately following the Signature Pages.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (A)(1)(i) and (A)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Brisbane, California, on this 31st day of March 2015.

CareDx, Inc.

By:	/s/ Peter Maag
Peter Maag
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Peter Maag and Ken Ludlum, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter Maag	Chief Executive Officer, President and Director (Principal Executive Officer)	March 31, 2015
Peter Maag, Ph.D.

/s/ Ken Ludlum	Chief Financial Officer (Principal Accounting and Financial Officer)	March 31, 2015
Ken Ludlum

/s/ George W. Bickerstaff, III	Director	March 31, 2015
George W. Bickerstaff, III

/s/ Brook Byers	Director	March 31, 2015
Brook Byers

/s/ Fred E. Cohen	Director	March 31, 2015
Fred E. Cohen, M.D., D. Phil.

/s/ Michael Goldberg	Director	March 31, 2015
Michael Goldberg

/s/ Ralph Snyderman	Director	March 31, 2015
Ralph Snyderman, M.D.

/s/ William Hagstrom	Director	March 31, 2015
William Hagstrom

INDEX TO EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date

4.1	Specimen common stock certificate of the Registrant	S-1/A	333-196494	4.1	07/07/2014

4.2	2014 Equity Incentive Plan	S-8	333-197493	4.4	07/18/2014

4.3	2014 Employee Stock Purchase Plan	S-8	333-197493	4.5	07/18/2014

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney (contained on signature pages hereto)